CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements (Forms F-3 No. 333-12096, No. 333-13550 and No. 333-84510 and Form S-8 No. 333-106591) of Deutsche Telekom AG and in the related Prospectuses of our report dated March 11, 2004, with respect to the consolidated financial statements of Deutsche Telekom AG included in this Annual Report on Form 20F for the year ended December 31, 2003.

March 29, 2004

Ernst & Young
Deutsche Allgemeine Treuhand AG
Wirtschaftspruefungsgesellschaft
Stuttgart

(Prof. Dr. Pfitzer)	(Hollweg)
Wirtschaftspruefer	Wirtschaftspruefer
PwC Deutsche Revision Aktiengesellschaft Wirtschaftspruefungsgesellschaft Frankfurt am Main
(Frings)	(Laue)
Wirtschaftspruefer	Wirtschaftspruefer